                                   EXHIBIT 12

                    STATEMENT OF COMPUTATION OF OTHER RATIOS

                                                                    (Dollars in thousands, except per share data)
For the year ended December 31:                        1995              1994            1993           1992          1991
                                                       ----              ----            ----           ----          ----


Net income                                          $   141,814      $   137,084      $  131,324     $   114,445    $   95,988
Less:  preferred stock dividends                             --               --              --              --            --
                                                    -----------      -----------      ----------     -----------    ----------
Net income available to common shareholders         $   141,814      $   137,084      $  131,324     $   114,445    $   95,988

Average common equity                                   972,665          887,541         802,016         712,624       664,832
Average total equity                                    960,858          884,415         802,016         712,624       664,832
Average assets                                       11,674,214       10,761,022       9,718,875       9,200,850     8,768,778
Primary net income per common share*                $      3.11      $      3.02      $     2.90     $      2.57    $     2.17
Dividends per common share*                         $      1.22      $      1.12      $     1.02     $      0.86    $     0.75

Ratios:

Return on average common equity                           14.58%           15.45%          16.37%          16.06%        14.44%
    (net income available to common shareholders
    divided by average common equity)

Return on average total equity                            14.76%           15.50%          16.37%          16.06%        14.44%
    (net income divided by average total equity)

Return on average assets                                   1.21%            1.27%           1.35%           1.24%         1.09%
    (net income divided by average assets)

Average total equity to average assets                     8.23%            8.22%           8.25%           7.75%         7.58%

Dividend payout ratio                                      39.2%            37.1%           35.2%           33.5%         34.6%
    (dividends per common share divided by
    net income per common share)


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* Per share amounts are shown adjusted for a 5% stock dividend paid on
  August 15, 1995 and a 3-for-2 stock split paid September 1992.